CERTIFICATE OF FORMATION
                                       OF
                            FT DEFINED PORTFOLIOS LLC


         This Certificate of Formation of FT DEFINED PORTFOLIOS LLC (the "LLC"), dated April 24, 2000, is being duly executed and filed by W. Scott Jardine, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. ss.ss. 18-101, et seq.

FIRST:          The name of the LLC formed hereby is:

                         FT Defined Portfolios LLC

SECOND:         The address of the registered office of the LLC in the State of Delaware is:

                         30 Old Rudnick Lane, Suite 100, Dover, Delaware  19901

THIRD:         The name and  address  of the  registered  agent for  service of process on the LLC in the State of Delaware are:

                         Lexis Document Services Inc.
                         30 Old Rudnick Lane, Suite 100
                         Dover, Delaware  19901

FOURTH: Pursuant to Section 18-215 of the Act, notice is hereby given that the LLC has series and that to the extent set forth in the Limited Liability Company Agreement of the LLC, as amended and restated from time to time, the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable only against the assets of such series.

         IN WITNESS WHEREOF, the undersigned has caused this Certificate of Formation to be executed as of the date first above written.

                                                           /s/ W. Scott Jardine
                                                           W. Scott Jardine
                                                           Authorized Person